Exhibit 4.1

Execution Version

Fomento Económico Mexicano, S.A.B. de C.V.,

as Issuer,

and

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent and Transfer Agent

FIFTH SUPPLEMENTAL INDENTURE

Dated as of June 25, 2020

U.S. $700,000,000

3.500% Senior Notes due 2050

FIFTH SUPPLEMENTAL INDENTURE, dated as of June 25, 2020 (this “Fifth Supplemental Indenture”), between (i) Fomento Económico Mexicano, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico; and (ii) The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as trustee (herein called the “Trustee”), security registrar, paying agent and transfer agent, to the indenture dated as of April 8, 2013, between the Company and the Trustee (herein called the “Base Indenture”).

W I T N E S S E T H:

WHEREAS, Section 301 of the Base Indenture provides for the issuance from time to time thereunder, in series, of debt Securities of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

WHEREAS, on January 16, 2020 the Company and the Trustee entered into the third supplemental indenture (the “Third Supplemental Indenture”) to the Base Indenture to establish and issue U.S. $1,500,000,000 in aggregate principal amount of its 3.500% Senior Notes due 2050 (the “Original Notes”), which constitute a series of Securities under the Base Indenture;

WHEREAS, Section 201(b) of the Third Supplemental Indenture provides for the issuance by the Company from time to time thereunder, without the consent of the Holders of the Outstanding Notes of a particular series, of additional Securities of such series with terms and conditions identical to those of the Outstanding Notes of such series (except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment), which additional Securities will be consolidated and form a single series with the then Outstanding Notes of such series;

WHEREAS, on February 12, 2020 the Company and the Trustee entered into the fourth supplemental indenture (the “Fourth Supplemental Indenture”) to the Base Indenture to issue an additional U.S. $300,000,000 in aggregate principal amount of its 3.500% Senior Notes due 2050 (together with the Original Notes, the “Outstanding Notes”), which constitute a part of the same series of Securities as the Original Notes under the Base Indenture;

WHEREAS, the Company desires by this Fifth Supplemental Indenture to issue an additional U.S. $700,000,000 in aggregate principal amount of its 3.500% Senior Notes due 2050 (the “New Notes” and, together with the Outstanding Notes, the “Notes” or in the case of Notes in global form, the “Global Notes”) to be issued under the Base Indenture, as supplemented by the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture (together, the “Indenture”), which are to be initially limited in aggregate principal amount as specified in this Fifth Supplemental Indenture and the terms and provisions of which are to be as specified in the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Fifth Supplemental Indenture to authorize the issuance of the New Notes as additional Securities under the Indenture; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the New Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the New Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

BASE INDENTURE AND DEFINITIONS

Section 101. Provisions of the Base Indenture and the Third Supplemental Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture and the Third Supplemental Indenture shall remain in full force and effect. The Base Indenture and the Third Supplemental Indenture, as supplemented by this Fifth Supplemental Indenture, are in all respects ratified and confirmed, and the Base Indenture, the Third Supplemental Indenture and this Fifth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of New Notes authenticated and delivered under this Fifth Supplemental Indenture shall be bound hereby. This Fifth Supplemental Indenture shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series. Notwithstanding any other provision of this Section 101 or the Base Indenture, the Third Supplemental Indenture or this Fifth Supplemental Indenture to the contrary, to the extent any provision of this Fifth Supplemental Indenture or any New Note issued hereunder shall conflict with any provision of the Base Indenture or the Third Supplemental Indenture, the provisions of this Fifth Supplemental Indenture shall govern.

Section 102. Definitions.

For all purposes of this Fifth Supplemental Indenture and the New Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Fifth Supplemental Indenture;

(b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) all defined terms used in this Fifth Supplemental Indenture that are defined in the Base Indenture or in the Third Supplemental Indenture and not defined in this Fifth Supplemental Indenture have the meanings assigned to them in the Base Indenture or the Third Supplemental Indenture; and

(d) the term “Securities”, as defined in the Base Indenture and as used therein (including in any definition therein), shall be deemed to include or refer to, as applicable, the New Notes.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Authorization.

(a) Pursuant to Section 301 of the Base Indenture and Section 201 of the Third Supplemental Indenture, there is hereby authorized the issuance of U.S. $700,000,000 in aggregate principal amount of the 3.500% Senior Notes due 2050 (which amount does not include New Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of New Notes pursuant to Section 303 of the Base Indenture. The principal of the New Notes shall be due and payable at the Stated Maturity for the Outstanding Notes.

(b) The New Notes and any additional Notes of the same series issued pursuant to the Base Indenture and the Third Supplemental Indenture will be consolidated with and form a single series with the Outstanding Notes for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes.

(c) The New Notes will be in the form set forth in the Third Supplemental Indenture and will have identical terms (other than issue price and issue date) and bear the same CUSIP and ISIN as the Outstanding Notes, as more fully set forth in the Third Supplemental Indenture.

(d) The provisions of Section 301 of the Base Indenture, and solely with respect to the Notes, shall apply to the Notes, except the last paragraph shall be amended and replaced in its entirety as follows:

“All Notes of any one series shall be identical (except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment), which additional Notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the then Outstanding Notes. The additional Notes will be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes; provided that any additional Notes shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional Notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or the original Notes were, and the additional Notes are, issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.”

Section 202. Listing.

The Company shall use its reasonable best efforts to have the New Notes admitted to listing on the New York Stock Exchange.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301. Consent to Service; Jurisdiction.

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this Fifth Supplemental Indenture, the Third Supplemental Indenture, the Base Indenture or the New Notes may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to which it may be entitled on account of place of residence or domicile or for any other reason, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Company hereby designates and appoints CT Corporation System, 28 Liberty Street, New York, NY 10005, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Fifth Supplemental Indenture, the Third Supplemental Indenture, the Base Indenture or the New Notes which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Company will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Company agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 302. Governing Law; Waiver of Jury Trial.

(a) THIS FIFTH SUPPLEMENTAL INDENTURE AND THE NEW NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO (EXCEPT, FOR THE AVOIDANCE OF DOUBT, THE HOLDERS OF THE NOTES) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE BASE INDENTURE, THE THIRD SUPPLEMENTAL INDENTURE, THIS FIFTH SUPPLEMENTAL INDENTURE, THE NEW NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 303. Currency of Payment.

All payments of principal of and premium, if any, and interest on the Notes will be made in U.S. Dollars.

Section 304. Separability of Invalid Provisions.

In case any one or more of the provisions contained in this Fifth Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Fifth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Fifth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 305. Execution in Counterparts.

This Fifth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 306. Certain Matters.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture, the New Notes or for or in respect of the recitals contained herein, all of which are made solely by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.,
as Issuer

By:	/s/ Gerardo Estrada Attolini
Name: Gerardo Estrada Attolini
Title: Director of Corporate Finance

By:	/s/ Carlos Eduardo Aldrete Ancira
Name: Carlos Eduardo Aldrete Ancira
Title: General Counsel

THE BANK OF NEW YORK MELLON,
as Trustee, Security Registrar, Paying Agent and Transfer Agent

By:	/s/ Rita Duggan
Name: Rita Duggan
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]